Exhibit 21.1

SUBSIDIARIES OF FOX CORPORATION

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Fox Television Stations, LLC	Delaware
Fox Broadcasting Company, LLC	Delaware
Fox/UTV Holdings, LLC	Delaware
Fox Television Holdings, LLC	Delaware
Fox Cable Network Services, LLC	Delaware
Fox News Network, LLC	Delaware
Fox Sports 2, LLC	Delaware
Fox Sports 1, LLC	Delaware
Fox Sports Productions, LLC	Delaware
NWC Management Corporation	Delaware
NW Communications of Texas, Inc.	Texas
NW Management, LLC	Delaware
WWOR-TV, Inc.	Ohio
KCOP Television, LLC	California
New World Communications of Atlanta, Inc.	Delaware
Pinelands Broadcasting, Inc.	New Jersey
New World Communications of Detroit, Inc.	Delaware
New World Entertainment, LLC	Delaware
New World Communications Group Incorporated	Delaware
National Advertising Partners	New York
New World Communications of Tampa, Inc.	Delaware
NW Communications of Phoenix, Inc.	Delaware
Fox Sports en Espanol LLC	Delaware
Fox B10 Channel Partner, LLC	Delaware
Speed Channel, LLC	Delaware
Fox Sports Interactive Media, LLC	Delaware
Fox Soccer Channel, LLC	Delaware
Fox Square Productions, Inc.	Delaware
Fox Stations Sales, Inc.	Delaware
NW Communications of Austin, Inc.	Texas
FS1 Remote Production, LLC	Delaware
FS1 Los Angeles, LLC	Delaware
UTV of San Francisco, LLC	California
NWC Holdings Corporation	Delaware
MyNetworkTV, Inc.	Delaware
NWE Holdings, LLC	Delaware
Fuel TV, LLC	Delaware
New World Television Incorporated	Delaware
NWC Acquisition Corporation	Delaware
New World Television Programming, LLC	California
CCI Television, LLC	Delaware
Foxcorp Holdings LLC	Delaware
Fox Sports Net National Ad Sales Holdings, LLC	Delaware
Fox Sports Net National Ad Sales Holdings II, LLC	Delaware
NWC Intermediate Holdings Corporation	Delaware
NWC Sub I Holdings Corporation	Delaware
NWC Sub II Holdings Corporation	Delaware
NWTV Intermediate Holdings Corporation	Delaware